Exhibit 11

CASEY’S GENERAL STORES, INC.

Computation of Per Share Earnings

(Dollars in Thousands, Except Share and Per Share Amounts)

	Three Months Ended October 31,
	2003	2002
Basic earnings per share
Weighted average number of shares outstanding	49,832,912	49,642,495

Net income	$15,770	13,445

Basic earnings per common share	$.32	.27

Diluted earnings per share
Weighted average number of shares outstanding	49,832,912	49,642,495
Shares applicable to stock options	184,277	80,836

	50,017,189	49,723,331

Net Income	$15,770	13,445

Diluted earnings per common share	$.32	.27

Exhibit 11

CASEY’S GENERAL STORES, INC.

Computation of Per Share Earnings

(Dollars in Thousands, Except Share and Per Share Amounts)

	Six Months Ended October 31,
	2003	2002
Basic earnings per share
Weighted average number of
shares outstanding	49,798,529	49,634,279

Net income	$29,597	25,636

Basic earnings per common share	$.59	.52

Diluted earnings per share
Weighted average number of shares outstanding	49,798,529	49,634,279
Shares applicable to
stock options	167,504	90,478

	49,966,033	49,724,757

Net Income	$29,597	25,636

Diluted earnings per common share	$.59	.52